Exhibit 10.9

Loans Extension Agreement

With respect to the loans from Ms. Heung Mei Tsui to China Pharma Holdings, Inc. (the Company), the principal and accumulated interest totaled USD $1,354,567 and $17,122 respectively as of December 31, 2012. Because the Company temporarily did not have enough balance in its oversea account to repay the loans, Ms. Tsui and the Company unanimously agreed to extend the loans to December 31, 2013. The Company shall repay the principal and accumulated interest on December 31, 2013.

                           Creditor：Heung Mei Tsui
Debtor：China Pharma Holdings, Inc.
                                            January 2, 2013